Exhibit 10.1
AWARD NO.: _____________
ORIENTAL FINANCIAL GROUP INC.
2007 OMNIBUS PERFORMANCE INCENTIVE PLAN
QUALIFIED STOCK OPTION AWARD AND AGREEMENT
     This Qualified Stock Option Award and Agreement (the “Award”) is made and entered into on this ___th day of                     , 2007, by and between Oriental Financial Group Inc. (the “Corporation”) and                      (the “Grantee”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the 2007 Omnibus Performance Incentive Plan (the “Plan”). Whenever appropriate, words and terms used in the singular shall be deemed to include the plural, and vice versa, and the masculine gender shall be deemed to include the feminine gender
     WHEREAS, the Corporation has established and maintains the Plan to, among other things, provide flexibility to the Corporation and its Affiliates to attract, retain and motivate their directors, officers, and other key employees through the grant of awards based on performance and to adjust their compensation practices to the best compensation practices and corporate governance trends as they develop from time to time;
     WHEREAS, the Plan is further intended to motivate high levels of individual performance coupled with increased shareholder returns;
     WHEREAS, the Plan is administered by the Compensation Committee of the Board of Directors of the Corporation (the “Plan Administrators”);
     WHEREAS, Grantee is eligible to participate in the Plan; and
     WHEREAS, the Plan Administrators have determined that Grantee shall participate and receive performance incentives under the Plan.
     NOW, THEREFORE, in consideration of the premises, and subject to the terms and conditions of the Plan, the Corporation and Grantee agree as follows:
     SECTION 1. Award. The Corporation hereby awards                      (                    ) “qualified stock options” (the “Options”) within the meaning of Section 1046 of the Puerto Rico Internal Revenue Code of 1994, as amended, to Grantee for the purchase from the Corporation, at the times specified below, of an equal number of shares of Common Stock at a price of                      ($___) per share (the “Exercise Price”), which is the Fair Market Value of the Common Stock on the date of this Award.
     SECTION 2. Exercise. Subject to Sections 3, 4 and 5 below, the Options may be exercised, in whole or in part (but no part fewer than fifty (50) shares) from time to time for a period of ten (10) years beginning on the date of this Award and ending on the tenth (10th) anniversary of that date, by written notice to the Corporation (at its principal office) specifying the number of shares of Common Stock being exercised, and accompanied by the payment of the Exercise Price: (a) in cash or its equivalent; (b) by exchanging shares of Common Stock (which are not the subject of any pledge or other security interest) owned by Grantee (through actual tender or by attestation); (c) with the approval of the Plan Administrators, by authorizing the Corporation, Oriental Financial Services Corp., or a broker-dealer approved by the Corporation, to sell, on behalf of Grantee, the appropriate number of shares of Common Stock otherwise issuable to Grantee upon exercise of the Options; (d) with the approval of the Plan Administrators and at the election of Grantee, by withholding from those shares of Common Stock that would otherwise be obtained upon exercise of the Options a number of shares having a Fair Market Value equal to the Exercise Price; or (e) by any combination of the foregoing. In the event the Options are being exercised by any person other than Grantee, the notice of exercise shall also be accompanied by appropriate proof of such person’s right to exercise the Options.
     SECTION 3. Exercise Schedule.
(a)	Subject to Article X of the Plan regarding a Change of Control, the Options shall become exercisable in equal annual increments of twenty-five percent (25%) of the Options, commencing on the second anniversary of the date of this Award and thereafter on the succeeding anniversary dates.

(b)	The aggregate Fair Market Value of the Common Stock on the date of this Award, with respect to which Options may be exercised for the first time by Grantee in any year, shall not exceed $100,000.

(c)	Options that become exercisable in a given year, but that are not exercised in that year, may be exercised in any subsequent year up to their termination or expiration date.
     SECTION 4. Termination of Employment. The following provisions shall apply in the event of Grantee’s termination of employment with the Corporation or any Affiliate:
(a)	Due to Death. In the event Grantee’s employment terminates by reason of his death, any Options that are exercisable on the date of his termination may be exercised by Grantee’s estate or as may otherwise be provided for in accordance with the requirements of Section 12.2 of the Plan, at any time prior to the earlier to occur of the (i) expiration of the term of the Options or (ii) one year following Grantee’s termination of employment.

(b)	Due to Disability. In the event Grantee’s employment is terminated by reason of his Disability, any Options that are exercisable on the date of his termination may be exercised by Grantee (or, in the event of Grantee’s death after termination of employment when the Option is exercisable pursuant to its terms, by Grantee’s designated beneficiary, and if none is named, by the person determined in accordance with the requirements of Section 12.2 of the Plan), at any time prior to the earlier to occur of the (i) expiration of the term of the Options or (ii) one year following Grantee’s termination of employment.
(c)	Due to Cause. In the event Grantee’s employment is terminated by the Corporation or any Affiliate for Cause, any Options that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter, and Grantee shall disgorge any profit, gain or other benefit received in respect of the exercise of any Options for a period of twelve (12) months prior to Grantee’s termination of employment for Cause. In the event Grantee’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this paragraph will apply notwithstanding any assertion (by Grantee or otherwise) of a termination of employment for any other reason listed under this Section.

(d)	Due to Resignation. In the event Grantee’s employment ends as a result of his resignation from the Corporation or any Affiliate, any Options that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter.

(e)	Due to Any Other Reason. In the event Grantee’s employment shall terminate for any reason other than one described above, any Options that are exercisable on the date of the termination of his employment may be exercised by him (or, in the event of his death after termination of employment when the Option is exercisable pursuant to its terms, by his estate or as may otherwise be provided for in accordance with the requirements of Section 12.2 of the Plan) at any time prior to the expiration of the term of the Options or the ninetieth (90th) day following his termination of employment, whichever period is shorter, and any Options that are not exercisable on the date of termination of his employment shall be forfeited at the time of such termination and not be exercisable thereafter.
     SECTION 5. Termination of Non-Employee Director. In the event Grantee’s service as a Non-Employee Director shall terminate for reasons other than removal for Cause, any Options that are exercisable on the date of his termination may be exercised by him (or, in the event of his death after termination as a Non-Employee Director when the Option is exercisable pursuant to its terms, by his designated beneficiary, and if none is named, by the person determined in accordance with the requirements of Section 12.2 of the Plan), at any time prior to the earlier to occur of the (a) expiration of the term of the Options or (b) the ninetieth (90th) day following his termination. In the event Grantee’s service as a Non-Employee Director is terminated for Cause, any Options that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter, and Grantee shall disgorge any profit, gain or other benefit received in respect of the exercise of any Options for a period of twelve (12) months prior to his termination as a Non-Employee Director. In the event Grantee’s service as a Non-Employee Director is terminated for Cause, the provisions of this paragraph will apply notwithstanding any assertion (by Grantee or otherwise) of a termination for any other reason.

     SECTION 6. Transferability of Award. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. No transfer of this Award by will or by the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Board or the Plan Administrators may determine necessary to establish the validity of the transfer.
     SECTION 7. Miscellaneous Provisions.
(a)	This Award is subject to the terms of the Plan, which are incorporated herein by reference.

(b)	The laws of the Commonwealth of Puerto Rico shall be controlling in all matters relating to this Award.

(d)	The titles and captions in this Award are used only for convenience and are not to be used in its interpretation.
     IN WITNESS WHEREOF, the Corporation and Grantee have duly executed this Award on the date first above written.

ORIENTAL FINANCIAL GROUP INC.	GRANTEE

By:	By:

Name:	Name:
Title:	Title: